UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant	☒

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under §240.14a-12

SONIM TECHNOLOGIES, INC.
(Name of Registrant as Specified in its Charter)

AJP HOLDING COMPANY, LLC

ORBIC NORTH AMERICA, LLC

JEFFREY WANG

PARVEEN NARULA

ASHIMA NARULA

DOUGLAS B. BENEDICT

JOSEPH M. GLYNN

GREGORY M. JOHNSON

SURENDRA SINGH

MICHAEL WALLACE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On April 10, 2025, AJP Holdings Company, LLC (“AJP”) sent the following letter to Sonim Technologies, Inc. Board of Directors:

AJP HOLDING COMPANY, LLC

P.O. Box 2729

Sunnyvale, CA 94087

April 10, 2025

BY EMAIL AND OVERNIGHT DELIVERY

Board of Directors (C/O Company Secretary)

Sonim Technologies, Inc.

4445 Eastgate Mall, Suite 200

San Diego, CA 92121

Gentlemen:

We are writing on our own behalf, as a record holder of 1,946,345 shares of common stock of Sonim Technologies, Inc. (“Sonim” or the “Company), and on behalf of Orbic North America, LLC (“Orbic”), as beneficial owner and proxy holder of such 1,946,345 shares and of 1,000 shares it holds as record owner, in response to your letter we received on April 7, 2025 (the “April 7 Letter” or “Ltr.”) in which you rejected our March 20, 2025 notice of nomination of directors due to the purported omission of the experience, qualifications, attributes or skills of our nominees that support their nomination, pursuant to Item 401(e) of Regulation S-K.

This position is wrong and reflects a disingenuous attempt by the Sonim board to entrench itself in violation of its duties. The nomination notice provides extensive detail as to the experience and qualifications of the nominees, including employment details and relevant experience going back 20 or more years for most candidates. The notice plainly sets forth the experience and qualifications of our nominees which formed the basis for the nominations. Nothing more is required.

As a threshold matter, while advance notice bylaw provisions may be appropriate to “permit orderly meetings and election contests,” BlackRock Credit Allocation Income Tr. v. Saba Cap. Master Fund, Ltd., 224 A.3d 964, 980 (Del. 2020), companies may not weaponize bylaw provisions to delay or frustrate legitimate stockholder action, see Allen v. Prime Computer, Inc., 540 A.2d 417, 420 (Del. 1988). Moreover, to the extent any ambiguity exists regarding the obligations in an advance notice bylaw, the court will “resolve any doubt in favor of the stockholder’s electoral rights.” BlackRock, 224 A.3d at 977.

In the April 7 Letter, you contend that the nomination notice “failed to include” information required by Item 401(e) to be disclosed, specifically “the specific experience, qualifications, attributes or skills that led to the conclusion that the person should serve as a director for the registrant.” Ltr. at 1. This assertion is plainly incorrect. The nomination notice provided, among other information, (i) the current principal occupation or employment for each proposed nominee, with a description of their roles and skills; and (ii) a summary of historical employment for each proposed nominee, with a description of their roles and skills.

Board of Directors

Sonim Technologies, Inc.

April 10, 2025

As examples of the information for the proposed nominees included in the nomination notice:

●	Douglas Benedict has served as director and principal of various companies from 2013 to the present, and has extensive experience in strategic and financial advisory and M&A, including with companies operating in the technology, IT, and software-as-a-service fields.

●	Joseph Glynn served as an officer at Qualcomm for almost three decades, as well as serving as a director for three different technology and telecommunications companies.

●	Gregory Johnson has extensive experience as an officer and advisor to multiple companies, including advising concerning digital financial products and providing business solutions for point-of-sale transactions.

●	Surendra Singh has served in various senior roles with technology-focused companies for decades, including serving in senior roles at Microsoft Corporation for approximately 25 years. Mr. Singh also has extensive experience in AI and other technology-focused fields.

●	Michael Wallace served in various officer roles with Qualcomm for almost 25 years, focused on a variety of cutting-edge technology fields. Mr. Wallace also served as a director for a communications network company in New York City for several years.

The experience, qualifications, attributes and skills for the proposed nominees, identified in the nomination notice, “led [us] to the conclusion that [the proposed nominees] should serve as [] director[s]” of Sonim. This information was included in the nomination notice and, accordingly, nothing further is required by the Company’s advance notice bylaws or Item 401(e).

In addition to being reflected in our Notice, our March 21, 2025 press release issued in connection with our delivery to you of the nomination notice and filed as an exhibit to our March 21, 2025 Schedule 14A and Schedule 13D amendment highlights that:

AJP and Orbic strongly believe that AJP's proposed five Candidates will be in the stockholders', the Company's, its employees' and its customers' best interests. AJP and Orbic believe that the slate of five highly qualified individuals will assist the Company in realizing its potential and maximizing value for all stockholders. These Candidates were chosen through a comprehensive evaluation process to identify professionals with complementary backgrounds and experiences related to improving operations, R&D, manufacturing, supply chain strategy, finance, sales, vendor and customer management and strategy and corporate development in the context of the opportunities that are available and offered by an association and cross shareholding with Orbic.

It would seem that your position is that the failure of the Notice to include a conclusory sentence that each of the nominees was nominated in light of their expertise and experience (which are fully described in the Notice)—similar to the throwaway line included in the Company’s proxy (“The Board believes that Mr. Lui’s experience as our Executive Vice President for Global Operations and his knowledge of our Company qualifies him to serve on our Board.”)—provides a basis to reject the Notice.  This purported requirement is not set forth in Sonim’s bylaws, but rather the board takes this position by an expansive reading of the “catch all” portion of the advance notice bylaw which incorporates items from the Securities Exchange Act of 1934.  This represents nothing more than a transparent attempt by the board to entrench itself by using the Company’s advance notice bylaw requirements as a tripwire to invalidate a proper nomination notice. This is improper. See, e.g., Kellner v. AIM ImmunoTech Inc., 320 A.3d 239, 265 (Del. 2024) (finding invalid an advance notice bylaw requirement that “functioned as a ‘tripwire’ rather than an information-gathering tool”).

Board of Directors

Sonim Technologies, Inc.

April 10, 2025

Accordingly, your argument that the nomination notice failed to comply strictly with the requirements of the advance notice bylaw is misplaced.

To the contrary, the Company’s board appears to seek to entrench themselves by rejecting a valid nomination notice. Indeed, the April 7 Letter attempts to avoid a discussion of our nomination of a highly qualified slate of nominees in the face of:

●	A 37.4% decline in the closing price of Sonim common stock of $1.34 per share on April 9, 2025, compared to the closing price of $2.14 on March 31, 2025;

●	The fact that the closing price of Sonim common stock on April 9, 2025 is 66.5% less than the $4.00 acquisition proposal we made to you on March 31, 2025;

●	The several pages of employment history we provided to you in our March 20th nomination notice, which is more than sufficient to demonstrate the experience, qualifications, attributes and skills of our proposed director nominees for purposes of Item 401(e) disclosure;

●	The above statement as to the experience, qualifications, attributes and skills of our proposed nominees from our March 21, 2025 press release issued in connection with our delivery to you of the nomination notice and filed as an exhibit to our March 21, 2025 Schedule 14A and Schedule 13D amendment; and

●	Our March 21, 2025 letter to your Nominating and Governance Committee that was filed as an exhibit to our Schedule 13D amendment requesting that you deal fairly and recognize our nominations and offering that, “We would be pleased to discuss with the Committee our five highly qualified nominees for election to Sonim’s Board of Directors and our ideas for maximizing stockholder value through an arm’s length strategic process to identify, monetize and deliver operating and financial synergies to both companies’ stockholders and customers across manufacturing, operations, R&D, supply chains, and geographic market expansion opportunities globally, including the U.S., Europe, India, and other countries in Asia.”

A board of directors may not reject a valid nomination notice simply to stave off challenge and entrench themselves, contrary to the wishes of the stockholders. Here, the board’s rejection of the nomination notice is occurring in the face of, among other things:

●	Sonim’s recent precipitous stock price drop following an extended period of decline, resulting in a 98.4% decline over the past five years according to Yahoo Finance;

●	its April 2, 2025 more than doubling of change of control severance payments to which Mr. Liu would be entitled (an increase from six months of salary to 150% of 12 months’ salary); and

●	just two days’ prior, on March 31, 2025, its announcement of staggering annual losses of $(33.6 million) or $(7.13) per share.

Board of Directors

Sonim Technologies, Inc.

April 10, 2025

Your rejection of our valid nomination notice is in violation of the board’s fiduciary duties and an improper attempt to deny us the opportunity to take to your stockholders through our proposed proxy solicitation our appeal to restore Sonim to stability, profitability and stockholder value creation by replacing the Board of Directors with our nominees.

We strongly encourage you to reconsider your position on this matter and to revoke immediately your purported rejection of our nomination notice. We ask that you immediately stop your entrenchment efforts that strike us as benefitting the Sonim management team and aligned members of the Board of Directors at the expense of your—and our fellow—stockholders and permit your stockholders to make the decision as to which slate of Board nominees is best suited to lead Sonim.

If you continue to maintain your spurious position, we intend to pursue all rights, and waive none.

Very truly yours,

AJP HOLDING COMPANY, LLC,
a Delaware limited liability company

By:	/s/ Jeffery Wang
Jeffrey Wang
Manager

ACKNOWLEDGED AND CONFIRMED AS OF THE ABOVE DATE:

ORBIC NORTH AMERICA, LLC.,
a New York limited liability company

By:	/s/ Parveen Narula
Parveen Narula
Chief Executive Officer

Board of Directors

Sonim Technologies, Inc.

April 10, 2025

cc (by email):

William N. Haddad, Esq.

Kirill Y. Nikonov, Esq.

Venable LLP

151 W. 42nd Street, 49th Floor

New York, NY 10036

wnhaddad@venable.com

kynikonov@venable.com

Richard F. Langan, Jr., Esq.

Conrad R Adkins, Esq.

Nixon Peabody LLP

Tower 46, 55 West 46th Street,

New York, NY 10036-4120

rlangan@nixonpeabody.com

cadkins@nixonpeabody.com

Michael D. Allen, Esq.

Richards, Layton & Finger, P.A.

920 N. King Street

Wilmington, DE 19801

allen@rfl.com

Melissa A. Divincenzo, Esq.

Kevin M. Coen, Esq.

Morris, Nichols, Arsht & Tunnel LLP

1201 North Market Street

P.O. 1347

Wilmington, DE 19889

mdivincenzo@morrisnichols.com

kcoen@morricnichols.com

Additional Information and Where to Find It

Information concerning the security holdings of Orbic and AJP in Sonim common stock and related matters can be found in the Schedule 13D filed by Orbic, AJP and other beneficial owners of Sonim common stock with the U.S. Securities and Exchange Commission (the “SEC”) on April 10, 2025. The Schedule 13D can be found on the SEC’s EDGAR database at https://www.sec.gov/edgar/search/.

This communication is being made in respect of the proposed nomination of candidates by AJP, on behalf of itself and Orbic (the “Candidates”) at Sonim’s 2025 annual meeting of stockholders. Orbic and AJP intend to file the relevant materials with the SEC, including a proxy statement on Schedule 14A, which will contain important information concerning Orbic, AJP and the Candidates as well as certain of their interests. Promptly after filing the definitive proxy statement with the SEC, Orbic and AJP will mail the definitive proxy statement and a proxy card to each stockholder of the Company entitled to vote at the Company’s 2025 annual meeting of stockholders. This communication is not a substitute for the proxy statement or any other document that Orbic or AJP may file with the SEC or send to the Company’s stockholders in connection with the Company’s 2025 annual meeting of stockholders because the proxy statement will contain important information. The materials to be filed by Orbic or AJP will be available at no charge on the SEC’s website at https://www.sec.gov/edgar/search/. In addition, the materials to be filed by Orbic or AJP will be made available free of charge on Orbic’s website at www.orbic.us. Investors and stockholders are urged to read the definitive proxy statement and the other relevant materials when they become available before making any voting decision with respect to the election of directors at the Company’s 2025 annual meeting of stockholders.